As filed with the Securities and Exchange Commission on June 27, 2003
Registration No. 333-__________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

ONLINE RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	52-1623052 (I.R.S. Employer Identification Number)

7600 Colshire Drive
McLean, Virginia, 22102
(703) 394-5100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Matthew P. Lawlor
Chairman and Chief Executive Officer
ONLINE RESOURCES CORPORATION
7600 Colshire Drive
McLean, Virginia, 22102
(703) 394-5100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Mark J. Wishner, Esq.
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
12010 Sunset Hills Road
Suite 900
Reston, Virginia 20190
(703) 464-4800

Approximate date of commencement of proposed sale to the public: As soon as practical after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

CALCULATION OF REGISTRATION FEE

		PROPOSED MAXIMUM	PROPOSED MAXIMUM
TITLE OF EACH CLASS OF	AMOUNT TO BE	OFFERING PRICE	AGGREGATE OFFERING	AMOUNT OF
SECURITIES TO BE REGISTERED	REGISTERED (1)	PER SHARE (2)	PRICE	REGISTRATION FEE

Common Stock, $0.0001 par value	1,336,000 shares	$5.09	$6,800,240	$550

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers such number of additional shares of common stock to be issued to prevent dilution resulting from stock splits, dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices for the common stock of Online Resources Corporation, on June 20, 2003, as reported on the Nasdaq National Market.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated June 27, 2003

PROSPECTUS

ONLINE RESOURCES CORPORATION

1,336,000 SHARES OF COMMON STOCK

     We sold 1,336,000 shares of our common stock in a private placement on June 9, 2003. This prospectus relates to the resale from time to time of these 1,336,000 shares of our common stock by the selling stockholders described in the section entitled “Selling Stockholders” on page 10 of this prospectus.

     The selling stockholders may offer and sell any of the shares of common stock from time to time at fixed prices, at market prices or at negotiated prices, and may engage a broker, dealer or underwriter to sell the shares. For additional information on the possible methods of sale that may be used by the selling stockholders, you should refer to the section entitled “Plan of Distribution” on page 12 of this prospectus. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. We will pay all expenses incurred in effecting the registration statement of which this prospectus constitutes a part.

     Our common stock is listed on the Nasdaq National Market under the symbol “ORCC.” On June 26, 2003, the last reported sale price for our common stock was $5.50 per share.

     You should consider carefully the risks that we have described in “Risk Factors” beginning on page 4 before deciding whether to invest in our common stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                      , 2003

ABOUT THIS PROSPECTUS

     You should read this prospectus and the information and documents incorporated by reference carefully. Such documents contain important information you should consider when making your investment decision. See “Incorporation of Documents by Reference” on page 13. You should rely only on the information provided in this prospectus or documents incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. The selling stockholders are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions in which offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

OUR BUSINESS

     The following is only a summary. We urge you to read this entire prospectus, including the more detailed financial statements, notes to the financial statements and other information incorporated by reference from our other filings with the SEC. Investing in our common stock involves risks. Therefore, carefully consider the information provided under the heading “Risk Factors” beginning on page 4.

Business Overview

     Online Resources Corporation is an outsourcer of Internet banking and payment services to over 500 financial institutions nationwide. We own and operate the critical banking, payments and marketing infrastructure that enable our clients to provide their customers with end-to-end Internet channel functionality and a high quality user experience. Our services, branded to our financial institution clients, power approximately 100 million transactions and $5 billion in consumer bill payments annually.

     Our clients are primarily regional and community-based depository financial institutions with assets of $10 billion or less. Regional and community financial institutions serve over half of the nation’s retail checking accounts, but often lack the internal resources to build or operate Internet-based remote financial services. We enable these clients to offer services through the Internet channel on a cost effective basis and without the resource commitment of building and supporting the infrastructure internally.

     Depending on their needs, our financial institution clients choose one of our two primary product lines: full service, which includes a suite of Internet banking, bill payment, call center and other support services, or stand-alone bill payment and presentment services. Approximately half of our implemented financial institution clients use our full suite of services, while the other half use our stand-alone bill payment services. Our full service Internet banking clients typically pay us a recurring monthly fee based on the number of their customers who use our services. Our stand-alone bill payment clients also typically pay us a recurring monthly fee based on their number of customers and, in some cases, pay us an additional fee per payment transaction. In addition, they typically pay us a one-time implementation fee to link our respective systems, allowing their customers to connect to us through the Internet.

     The customers of our full service clients may access our proprietary banking service, which allows them to view account statements and balances of accounts maintained with our clients, and perform funds transfers and certain other funds management functions. Their customers may also use our bill payment and presentment services, allowing them to pay any bill automatically. Our banking and bill payment services are complemented by our call center, database services, consumer marketing, web site design and hosting and other support services, giving our clients the benefit of a single, integrated solution. We help our clients drive increased adoption of Internet-based services and create a profitable Internet channel through our extensive consumer marketing capabilities. We also back our services with a comprehensive end-to-end service quality guarantee.

     Our bill payment services are built on patented debit architecture that we believe offers substantial cost and quality advantages. By connecting to our clients through online payments networks, we realize the advantage of real-time, guaranteed debits in reducing paper remittances and improving the speed of payments. We have certified to over 50 online payment networks, commonly known as electronic funds transfer (EFT) networks, operated by both core processors and ATM networks, potentially allowing us access to approximately 95% of U.S. consumer checking accounts. We believe our patented EFT connectivity is unique and has broad applications for payments products beyond the payment of bills.

     As of March 31, 2003, we provided services to approximately 661,000 customers of our financial institution clients. Our 550 financial institution clients collectively serve an aggregate of approximately 18.4 million retail accounts, including approximately 10.0 million checking accounts.

     Our principal executive offices are located at 7600 Colshire Drive, McLean, Virginia 22102. Our telephone number is (703) 394-5100 and our web site address is www.orcc.com. We make available free of charge through the Investors section of our web site our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the Securities and Exchange Commission (SEC). We include our web site address as an inactive textual reference only.

RISK FACTORS

     Investing in our securities involves risk. Before making an investment decision, you should carefully consider the following risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties we have described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

     If any of the matters included in the following risks were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected. In such case, the value of our securities could decline and you could lose all or part of your investment.

Risks Related to Our Business

Prior to the third quarter of 2002, we had a history of net losses; we have achieved net income profitability for only three quarters and cannot be sure that we will be profitable in future periods.

     Although we achieved profitability under generally accepted accounting principles, or GAAP, in the third quarter of 2002, we cannot be certain that we can be profitable in future periods. As of March 31, 2003, we had an accumulated deficit of 83.6 million. Although we believe we have achieved economies of scale, if growth in our revenues does not significantly outpace the increase in our expenses, we may not be profitable in future periods.

Our quarterly financial results are subject to fluctuations and could cause our stock price to fluctuate.

     Our quarterly revenues, expenses and operating results may vary from quarter to quarter in the future based upon a number of factors, many of which are not within our control. Our revenue model is based largely on recurring revenues derived from actual customer counts. The number of our total customers is affected by many factors, many of which are beyond our control, including the number of new user registrations, customer turnover, loss of clients, and general consumer trends. Our results of operations for a particular period may be adversely affected if the revenues based on the number of customers forecasted for that period are less than expected. As a result, our operating results may fall below market analysts’ expectations in some future quarters, which could have a material adverse effect on the market price of our stock.

We may need to raise capital in order to achieve continued revenue and profit growth.

     Although we achieved cash flow break-even in the fourth quarter of 2002, we may require additional infusions of capital to sustain operations. This capital may not be available on favorable terms, or at all. We may need to raise additional funds sooner than we expect if we incur unforeseen required capital expenditures or substantial operating losses. If adequate funds are not available or are not available on acceptable terms, we may not be able to develop or enhance our services, take advantage of future opportunities or respond to competitive pressures, which could have a material adverse effect on our business.

The number of customers using our services may not continue to increase.

     There is no guarantee that the number of customers using our services will continue to increase. Because our fee structure is designed to establish recurring revenues through monthly usage by customers of our financial institution clients, our recurring revenues are dependent on the acceptance of our services by customers and their continued use of online banking, bill payment and other financial services. Failing to retain the existing customers and the change in spending patterns and budgetary resources of financial institutions and their customers will affect our operating results.

We depend upon our financial institution clients to market our services.

     To market our services to customers, we depend upon our financial institution clients. We generally charge our clients fees based on the number of their customers who have enrolled with our clients for online bill payment services and, in some cases, online banking services. Therefore, customer enrollment affects our revenue and is important to us. Because our clients offer our services under their name, we must depend on those clients to get their customers to use our services. Although we conduct extensive marketing programs for our clients, our clients may decide not to participate in our programs or our financial institution clients may not effectively market our services to their customers. Any failure of our clients to effectively market our services could have a material adverse effect on our business.

Consumer demand for low-cost or free online financial services may force us to reduce or eliminate the fees we charge for some services.

     Consumers of many of the online services we offer, including home-banking, bill payment and bill presentment, may demand that these services be offered for lower cost or even for free by their financial institutions. Therefore, our financial institution clients might reject our services in favor of companies that can offer more competitive prices. Thus, consumer demand and competition may place significant pressure on our pricing structure and revenues, and may have an adverse effect on our financial condition.

We rely on third parties for the success of our marketing efforts.

     We depend in part upon the assistance of marketing partners who include some or all of our services and related products as a part of their offerings to financial institutions. Failure by these marketing partners to continue to offer our services and related products could have a material adverse effect on our business.

We may not be able to expand to meet increased demand.

     We may not be able to expand or adapt our services and related products to meet the demands of our financial institution clients and their customers quickly or at a reasonable cost. The number of customers registered for our services has increased from 21,000 as of December 31, 1997 to 661,000 as of March 31, 2003. This resulting growth has placed, and is expected to continue to place, significant demands on our personnel, management and other resources. We will need to continue to expand and adapt our infrastructure, services and related products to accommodate additional financial institution clients and their customers, increased transaction volumes and changing customer requirements. This will require substantial financial, operational and management resources. If we are unable to scale our system and processes to support the variety and number of transactions and customers who ultimately use our services, our business may be materially adversely affected.

If we lose a material client, our business may be adversely impacted.

     Loss of any material financial institution contract could negatively impact our ability to increase our revenues and maintain profitability in the future. Additionally, the departure of a large financial institution could impact our ability to attract and retain other financial institution clients. One of the Company’s financial institution clients, California Federal Bank or Cal Fed, accounted for approximately $3.3M and $1.1M or 30% and 14% of the Company’s revenue, for the quarter ending March 31, 2003 and 2002, respectively. Citigroup acquired Cal Fed, and converted the Cal Fed customers to the Citigroup banking and bill payment platform in the first quarter of 2003.

     Additionally, BB&T Corporation has announced its intention to acquire our second largest customer, First Virginia Banks, Inc., in the third quarter of 2003. We have received no definitive notification from First Virginia as to the impact of the acquisition, however, the acquisition may result in the migration of First Virginia’s business to a platform utilized by BB&T. For the quarter ended March 31, 2003, First Virginia accounted for 4% of our revenue.

Consolidation of the banking and financial services industry could negatively impact our business.

     The continuing consolidation of the banking and financial services industry could result in a smaller market for our services. Consolidation frequently results in a complete change in the electronic infrastructure of the combined entity. This could result in the termination of our services and related products if the acquiring institution has its own in-house system or outsources to competitive vendors. This would also result in the loss of revenue from actual or potential retail customers of the acquired financial institution.

We may not be able to compete with larger, more established businesses offering similar products or services.

     We may not be able to compete with current and potential competitors, many of whom have longer operating histories, greater name recognition, larger, more established customer bases and significantly greater financial, technical and marketing resources. Further, some of our competitors provide or have the ability to provide the same range of services we offer. They could market to our targeted regional and community financial institution client base. Other competitors, such as core banking processors, have broad distribution channels that bundle competing products directly to financial institutions. Also, competitors may compete directly with us by adopting a similar business model or through the acquisition of companies, such as resellers, who provide complimentary products or services.

     A significant number of companies offer portions of the services we provide and compete directly with us. For example, the web servers of some companies compete with our front-end Internet access capabilities. Other software providers have created units to provide on an outsourced basis a portion of services like ours. These companies may use bill payers who team with access providers. Also, certain services may be available to retail customers independent of financial institutions such as Intuit’s Quicken.com and Yahoo! Finance. Finally, there are some ATM and other networks that provide similar services in addition to connecting to financial institutions.

     Many of our competitors may be able to afford more extensive marketing campaigns and more aggressive pricing policies in order to attract financial institutions. Our failure to compete effectively in our markets would have a material adverse effect on our business.

System failures could hurt our business and we could be liable for some types of failures.

     Like other system operators, our operations are dependent on our ability to protect our system from interruption caused by damage from fire, earthquake, power loss, telecommunications failure, unauthorized entry or other events beyond our control. Although we have an agreement with an offsite disaster recovery facility, Cable & Wireless, in the event of major disasters, both locations could be equally impacted. We do not currently have sufficient backup facilities to provide full Internet services, if the Cable & Wireless facility is not functioning. We could also experience system interruptions due to the failure of our systems to function as intended or the failure of the systems we rely upon to deliver our services such as ATM networks, the Internet, or the systems of financial institutions, processors that integrate with our systems and other networks and systems of third parties. Loss of all or part of our systems for a period of time could have a material adverse effect on our business. We may be liable to our clients for breach of contract for interruptions in service. Due to the numerous variables surrounding system disruptions, we cannot predict the extent or amount of any potential liability.

Security breaches could disrupt our business.

     Like other system operators, our computer systems may be vulnerable to computer viruses, hackers, and other disruptive problems caused by unauthorized parties entering our system. We transmit confidential financial information in providing our services. Although we intend to continue to implement state-of-the-art security measures, computer attacks or disruptions may jeopardize the security of information stored in and transmitted through the computer systems of our financial institution clients and their customers using our services, which may result in significant losses or liability. This, or the perception and concern that our systems may be vulnerable to such attacks or disruptions, also may deter retail customers from using our services.

     Data networks are also vulnerable to attacks, unauthorized access and disruptions. For example, in a number of public networks, hackers have bypassed firewalls and misappropriated confidential information. It is possible, that despite existing safeguards, an employee could divert retail customer funds while these funds are in our control, exposing us to a risk of loss or litigation and possible liability. In dealing with numerous consumers, it is possible that some level of fraud or error will occur, which may result in erroneous external payments. Losses or liabilities that we incur as a result of any of the foregoing could have a material adverse effect on our business.

The potential obsolescence of our technology or the offering of new, more efficient means of conducting Internet banking and bill payment could negatively impact our business.

     The industry for Internet banking services and bill payment services is relatively new and unproven and is subject to rapid change. Our success will depend substantially upon our ability to enhance our existing products and to develop and introduce, on a timely and cost-effective basis, new products and features that meet the changing financial institution and retail customer requirements and incorporate technological advancements. If we are unable to develop new products and enhanced functionalities or technologies to adapt to these changes or if we cannot offset a decline in revenues of existing products by sales of new products, our business would suffer.

Our newly developed products may contain undetected or unresolved defects.

     Any new or enhanced products we introduce may contain undetected or unresolved software or hardware defects when they are first introduced or as new versions are released. These defects could result in a loss of sales and additional costs as well as damage to our reputation and the loss of relationships with our financial institution clients and their customers.

We depend on our officers and skilled employees due to our complex business.

     If we fail to attract, assimilate or retain highly qualified managerial and technical personnel our business could be materially adversely affected. Our performance is substantially dependent on the performance of our executive officers and key employees who must be knowledgeable and experienced in both banking and technology. We are also dependent on our ability to retain and motivate high quality personnel, especially management and highly skilled technical teams. The loss of the services of any executive officers or key employees could have a material adverse effect on our business. Our future success also depends on the continuing ability to identify, hire, train and retain other highly qualified managerial and technical personnel. If our managerial and key personnel fail to effectively manage our business, our results of operations and reputation could be harmed.

Potential litigation and liability claims may have a material adverse effect on the operations, financial performance and cash flows.

     Our industry in general is susceptible to litigation, liability claims and risks. Any negative outcome in any significant legal proceeding or prolonged litigation may result in material losses to us. Any errors, defects or other performance problems in our products and services could result in financial or other damages to our financial institution clients for which we may be liable. Moreover, we may be liable for transactions executed using Internet services based on our products and services even if the errors, defects or other problems are unrelated to our products and services.

Government regulation could interfere with our business.

     The financial services industry is subject to extensive and complex federal and state regulation. Financial institutions such as commercial banks, savings and loans associations, savings banks, and credit unions operate under high levels of governmental supervision. Our customers must ensure that our services and related products work within the extensive and evolving regulatory requirements applicable to them.

     Neither federal depository institution regulators nor other federal regulators of financial services require us to obtain any licenses. We are subject to examination by federal depository institution regulators under the Bank Service Company Act, the Examination Parity and Year 2000 Readiness for Financial Institutions Act and the Gramm Leach Bliley Act of 1999. Although we believe we are not subject to direct supervision by federal and state banking agencies relating to other regulations, we have from time to time agreed to examinations of our business and operations by these agencies. These regulators have broad supervisory authority to remedy any shortcomings identified in any such examination.

     Federal, state or foreign authorities could also adopt laws, rules or regulations relating to the financial services industry that affect our business, such as requiring us or our customers to comply with data, record keeping and processing and other requirements. It is possible that laws and regulations may be enacted or modified with respect to the Internet, covering issues such as end user privacy, pricing, content, characteristics, taxation and quality of services and products. If enacted or deemed applicable to us, these laws, rules or regulations could be imposed on our activities or our business, thereby rendering our business or operations more costly, burdensome, less efficient or impossible and requiring us to modify our current or future products or services.

If we cannot achieve and maintain a satisfactory rating from the federal depository institution regulators, we may lose existing clients and have difficulty attracting new clients.

     We are subject to examination by the Federal Financial Institutions Examination Council, FFIEC, under the Bank Service Company Act, the Gramm-Leach-Bliley Act of 1999, and various other federal regulations. In our most recent examination report, dated as of March 2002, these regulators noted several opportunities for improvement in our documentation and operations, and we received a less satisfactory rating than we had in our previous examination. This examination report has been distributed, or is available to our financial institution clients through their regulatory agencies. This less satisfactory rating increases the obligation of our clients to monitor our capabilities and performance as a part of their own compliance process.

     We have taken the appropriate steps to mitigate the regulators’ concerns, and based on these efforts, it is our understanding that they do not intend to take any further actions prior to our next examination, which we expect to occur this year. If we do not improve our rating to at least the level achieved in our previous examination, our financial institution clients and prospects may lose confidence in us and seek alternate providers. This would affect our revenue and revenue growth and could lower our profit margins.

Terrorism and the possibility of further acts of violence may have a material adverse effect on our operations.

     War, the threat of war, terrorist attacks, such as the attacks that occurred on September 11, 2001, the response by the United States and further acts of violence or war may affect the market on which our common stock will trade, the markets in which we operate, and our operations and profitability. Further terrorist attacks against the United States may occur. The potential near-term and long-term effect of these attacks on our business, the market for our common stock and the economy is uncertain. The consequences of any terrorist attacks, or any armed conflicts that may result, are unpredictable, and we may not be able to foresee events that could have an adverse material effect on our business or the trading price of our common stock.

Risks Associated with Our Common Stock

Management and directors have the ability to control our corporate affairs.

     As of June 19, 2003, management and directors beneficially owned approximately 18% of our outstanding common stock. As a result, they may have the ability to substantially influence our affairs and business, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying, deferring or preventing a change in control, and make some transactions more difficult or impossible without the support of such stockholders, including proxy contests, mergers, tender offers, open-market purchase programs or other purchases of common stock that could give our stockholders the opportunity to realize a premium over the then-prevailing market price for shares of common stock.

Our stock price is volatile.

     The market price of our common stock has been subject to significant fluctuations and may continue to be volatile in response to:

•	actual or anticipated variations in quarterly operating results;

•	announcements of technological innovations;

•	new products or services offered by us or our competitors;

•	changes in financial estimates or ratings by securities analysts;

•	conditions or trends in the Internet and online commerce industries;

•	changes in the economic performance and/or market valuations of other Internet, online service industries;

•	announcements by us of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	additions or departures of key personnel;

•	future equity or debt offerings or acquisitions or our announcements of these transactions; and

•	other events or factors, many of which are beyond our control.

     The stock market in general and the Nasdaq National Market have experienced extreme price and volume fluctuations and volatility that has particularly affected the market prices of many technology, emerging growth and developmental stage companies. Such fluctuations and volatility have often been unrelated or disproportionate to the operating performance of such companies. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against a company. Litigation, if instituted, whether or not successful, could result in substantial costs and a diversion of management’s attention and resources, which would have a material adverse effect on our business.

We have a substantial number of shares of common stock that may be sold, which could affect the trading prices of our common stock and the convertible notes.

     We have a substantial number of shares of common stock issuable upon exercise and conversion of stock options, warrants and convertible notes. We cannot predict the effect, if any, that future sales of these shares of common stock or convertible notes, or the availability of shares of common stock or convertible notes for future sale, will have on the market price of our common stock. Sales of substantial amounts of shares of common stock (including shares issued upon the exercise of stock options or warrants or the conversion of the convertible notes), or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock and convertible notes.

By further increasing the number of shares of our common stock that may be sold into the market, this offering could affect the trading prices of our common stock and the convertible notes.

     On June 9, 2003, we completed a private placement financing in which we sold the selling stockholders 1,336,000 shares of our common stock. All of these shares, representing approximately 8.7% of the total number of our shares of common stock that are currently issued and outstanding, will be freely saleable beginning on the date of this prospectus. Sales of these shares in the public market, or the perception that future sales of these shares could occur, could have the effect of lowering the market price of our common stock below current levels and make it more difficult for us and our shareholders to sell securities of the Company in the future.

Our stockholder rights plan contains provisions that could discourage a takeover.

     On January 15, 2002, we announced that our Board of Directors had adopted a stockholder rights plan. This plan along with provisions contained in our Certificate of Incorporation may discourage or prevent a change of control through the issuance of additional equity securities that can substantially dilute the interests of a third party seeking to gain control over our company in the absence of the approval of our Board of Directors.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements relate to future events or our future financial performance and can be identified by terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” that may cause our or our industry’s actual results, levels of activity, performance or achievements to vary from those expressed or implied by such forward-looking statements. Before deciding to purchase our common stock you should carefully consider the risks described in the “Risk Factors” section, in addition to the other information set forth in this prospectus and the documents incorporated by reference herein.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results except as required by law.

USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders pursuant to this prospectus.

SELLING STOCKHOLDERS

     This prospectus relates to the resale from time to time by the selling stockholders of up to a total of 1,336,000 shares of our common stock that we sold on June 9, 2003 in a private placement exempt from the registration requirements of the Securities Act. Pursuant to the terms of the June 2003 financing, we filed a registration statement, of which this prospectus constitutes a part, in order to permit the selling stockholders to resell to the public the shares of our common stock issued in connection with this transaction. The selling stockholders have each represented to us that they have obtained the shares for their own account for investment only and not with a view to, or resale in connection with, a distribution of the shares, except through sales registered under the Securities Act or exemptions thereto.

     The following table, to our knowledge, sets forth information regarding the beneficial ownership of our common stock by the selling stockholders as of June 19, 2003 and the number of shares being offered hereby by each selling stockholder. For purposes of the following description, the term “selling stockholder” includes pledgees, donees, permitted transferees or other permitted successors-in-interest selling shares received after the date of this prospectus from the selling stockholders. The information is based in part on information provided by or on behalf of the selling stockholders. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares, as well as any shares as to which the selling stockholder has the right to acquire beneficial ownership within sixty (60) days after June 19, 2003 through the exercise or conversion of any stock options, warrants, convertible debt or otherwise. Unless otherwise indicated below, each selling stockholder has sole voting and investment power with respect to its shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling stockholder.

	Shares			Shares
	Beneficially			Beneficially
	Owned		Shares	Owned
	Prior to		Being	After
	Offering(1)		Offered	Offering(2)

Selling Stockholder	Number	Percent		Number	Percent

Langley Partners, L.P. (3)	50,000	*	50,000	—	—
Financial Stocks Private Equity Fund 1998 L.P. (4)	400,000	2.6%	400,000	—	—
American Skandia Trust, on behalf of its Federated Aggressive Growth Portfolio (5)	252,514	1.7%	61,000	191,514	1.3%
Federated Kaufmann Fund (5)	2,300,000	15.1%	530,000	1,500,000	9.8%
Federated Kaufmann SmallCap Fund (5)	115,839	*	45,000	70,839	*
First American SmallCap Growth Opportunities Fund, c/o U.S. Bancorp Asset Management (6)	188,390	1.2%	84,430	103,960	*
Endeavour LP, c/o U.S. Bancorp Asset Management (6)	1,970	*	800	1,170	*
First American Insurance SmallCap Growth Fund, c/o U.S. Bancorp Asset Management (6)	1,450	*	570	880	*
W. Jerome Frautschi, c/o U.S Bancorp Asset Management (6)	10,480	*	4,670	5,810	*
Lyndhurst, c/o U.S. Bancorp Asset Management (6)	5,330	*	1,480	3,850	*
Milwaukee Jewish Foundation, c/o U.S. Bancorp Asset Management (6)	3,050	*	1,360	1,690	*
Greater Milwaukee Foundation, c/o U.S. Bancorp Asset Management (6)	3,450	*	1,510	1,940	*
Henry Posner III Agency, c/o U.S Bancorp Asset Management (6)	390	*	390	—	—
Posner Partners Microcap, c/o U.S Bancorp Asset Management (6)	3,710	*	1,650	2,060	*
Paul M. Posner Agency, c/o U.S. Bancorp Asset Management (6)	440	*	440	—	—
St. Paul Electrical Construc. Pension SC, c/o U.S. Bancorp Asset Management (6)	1,740	*	780	960	*
St. Paul Electrical Construc. Supp. SC, c/o U.S. Bancorp Asset Management (6)	1,960	*	890	1,070	*
E.S. Tallmadge Residuary Trust 2, c/o U.S. Bancorp Asset Management (6)	650	*	310	340	*
Waterfields G, c/o U.S. Bancorp Asset Management (6)	1,830	*	530	1,300	*
WM Chester – Chester Children SmallCap, c/o U.S. Bancorp Asset Management (6)	380	*	190	190	*
Gabriel Capital, L.P. (7)	50,000	*	50,000	—	—
Denoter Trading, Ltd. (8)	50,000	*	50,000	—	—
Cohanzick High Yield Partners, L.P. (9)	25,000	*	25,000	—	—
Cohanzick Credit Opportunities Fund, Ltd. (10)	25,000	*	25,000	—	—

*	Less than 1%.

(1)	Percentages prior to the offering are based on 15,239,654 shares of common stock that were issued and outstanding as of June 19, 2003.

(2)	We do not know when or in what amounts the selling stockholders may offer for sale the shares of common stock pursuant to this offering. The selling stockholders may choose not to sell any of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares of common stock pursuant to this offering, and because there are currently no agreements, arrangements or undertakings with respect to the sale of any of the shares of common stock, we cannot estimate the number of shares of common stock that the selling stockholders will hold after completion of the offering. For purposes of this table, we have assumed that the selling stockholder will have sold all of the shares covered by this prospectus upon the completion of the offering.

(3)	The number of shares beneficially owned consists of 50,000 shares of common stock purchased in the June 9, 2003 private placement, which are being offered by this prospectus. Langley Capital, LLC is the general partner of Langley Partners, L.P. and Jeffrey Thorp is the sole managing member of Langley Capital, LLC. Each of Langley Capital, LLC and Jeffrey Thorp may be deemed to beneficially own these shares of common stock.

(4)	The number of shares beneficially owned consists of (i) 400,000 shares of common stock purchased in the June 9, 2003 private placement, which are being offered by this prospectus. Financial Stocks, Inc. (“FSI”) is the general partner of Financial Stocks Private Equity Fund 1998 L.P. Steven N. Stein is the chairman and chief executive officer of FSI and John M. Stein is the President of FSI. Steven N. Stein and John M. Stein, acting as executive officers of FSI, share voting and dispositive power over the 400,000 shares of common stock owned by Financial Stocks Private Equity Fund 1998 L.P.

(5)	The number of shares being offered consists of shares of common stock purchased in the June 9, 2003 private placement. The number of shares beneficially owned by American Skandia Trust also includes 191,514 shares owned prior to the private placement. The number of shares beneficially owned by Federated Kaufmann Fund also includes 1,500,000 shares owned prior to the private placement. The number of shares beneficially owned by Federated Kaufmann Small Cap Fund also includes 70,839 shares owned prior to the private placement.

(6)	The number of shares being offered consists of shares of common stock purchased in the June 9, 2003 private placement. The number of shares beneficially owned consists of (i) shares of common stock purchased in the June 9, 2003 private placement and (ii) shares owned prior to the private placement, if any. US Bancorp Asset Management, Inc. is an investment adviser to both investment companies and individually managed fully discretionary accounts and has sole voting and dispositive power over these shares. Accordingly, US Bancorp Asset Management, Inc. may be deemed to beneficially own these shares of common stock.

(7)	The number of shares beneficially owned consists of 50,000 shares of common stock purchased in the June 9, 2003 private placement, which are being offered by this prospectus. J. Ezra Merkin is the sole general partner of Gabriel Capital L.P. J. Ezra Merkin may be deemed to beneficially own the 50,000 shares of common stock held by Gabriel Capital L.P.

(8)	The number of shares beneficially owned consists of 50,000 shares of common stock purchased in the June 9, 2003 private placement, which are being offered by this prospectus. Cohanzick Management LLC is an investment advisor to Denoter Trading Ltd and has sole voting and dispositive power over these shares. David K. Sherman is the sole managing member of Cohanzick Management LLC. Each of Cohanzick Management LLC and David K. Sherman may be deemed to beneficially own these shares of common stock.

(9)	The number of shares beneficially owned consists of 25,000 shares of common stock purchased in the June 9, 2003 private placement, which are being offered by this prospectus. Cohanzick High Yield Capital, L.P. is the general partner of Cohanzick High Yield Partners, L.P.; Sunnyside, L.L.C. is the general partner of Cohanzick High Yield Capital, L.P.; and David K. Sherman is the managing member of Sunnyside, L.L.C. Each of Cohanzick High Yield Capital, L.P., Sunnyside L.L.C. and David K. Sherman may be deemed to beneficially own the 25,000 shares of common stock held by Cohanzick High Yield Partners, L.P.

(10)	The number of shares beneficially owned consists of 25,000 shares of common stock purchased in the June 9, 2003 private placement, which are being offered by this prospectus. Cohanzick Offshore Advisors, LP, serves as the Investment Manager to Cohanzick Credit Opportunities Fund, Ltd. and David K. Sherman controls Cohanzick Offshore Advisors L.P.. Cohanzick Offshore Advisors, LP and David K. Sherman may be deemed to beneficially own the 25,000 shares of common stock held by Cohanzick Credit Opportunities Fund, Ltd.

PLAN OF DISTRIBUTION

     The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. For purposes of the following description, the term “selling stockholders” includes pledgees, donees, permitted transferees or other permitted successors-in-interest selling shares received after the date of this prospectus from the selling stockholders. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise. We will not receive any of the proceeds of this offering.

     The selling stockholders may sell shares of common stock directly to purchasers from time to time. Alternatively, they may from time to time offer the common stock to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholder or the purchasers of such securities for whom they may act as agents. The selling stockholders and any underwriters, broker/dealers or agents that participate in the distribution of common stock may be deemed to be “underwriters” within the meaning of the Securities Act and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

     The common stock may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to prevailing market prices, at varying prices determined at the time of sale or at negotiated prices. The sale of the common stock may be effected by means of one or more of the following transactions (which may involve crosses or block transactions):

•	on any national securities exchange, such as the NYSE, or quotation system on which the common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or systems or in the over-the-counter market;

•	through the purchase and sale of over-the-counter options;

•	in private transactions other than on exchanges or systems or in the over-the-counter market;

•	through transactions in swaps or other derivatives (whether exchange-listed or otherwise);

•	by pledge to secure debt and other obligations; or

•	through a combination of any of the above transactions.

     In addition, any shares covered by this prospectus which qualify may be sold pursuant to Rule 144 under the Securities Act if available or under Section 4(1) of the Securities Act rather than pursuant to this prospectus.

     In connection with sales of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker/dealers, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell common stock short and deliver common stock to close out such short positions, or loan or pledge common stock to broker/dealers that in turn may sell such securities. The selling stockholders may also engage in puts, calls, collars and other transactions in our securities or derivatives of our securities.

     At the time a particular offering of the common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of common stock being offered and the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholder and any discounts, commissions or concessions allowed or reallowed or paid to broker/dealers. Each selling stockholder has advised us that it has not entered into any agreements, understandings or arrangements with any underwriter, broker-dealer or financial institution regarding the sale of its shares other than ordinary course brokerage arrangements.

     To comply with the securities laws of certain jurisdictions, if applicable, the common stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

     The selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the common stock by the selling stockholders. The foregoing may affect the marketability of such securities.

     We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

     The selling stockholders will be responsible for paying any underwriting commissions or brokerage fees and taxes of any kind (including without limitation, transfer taxes) applicable to any disposition, sale or transfer of the common stock. We shall pay all reasonable expenses incurred by us or the selling stockholders in connection with the registration of the common stock, including all registration, listing, and qualifications fees, printer and accounting fees and the fees and disbursements of our counsel.

LEGAL MATTERS

     The validity of the common stock offered in this prospectus will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Reston, Virginia. Attorneys of Mintz Levin own an aggregate of approximately 2,673 shares of our common stock.

EXPERTS

     Ernst & Young LLP, independent auditors, have audited our financial statements and schedule included in our Annual report on Form 10-K and our financial statements included in our Current Report on Form 8-K for the year ended December 31, 2002, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

     We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov. In addition, our stock is listed for trading on the Nasdaq National Market. You can read and copy reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, Washington, D.C. 20006.

     This prospectus is only part of a Registration Statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933 and therefore omits certain information contained in the Registration Statement. We have also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may:

•	inspect a copy of the Registration Statement, including the exhibits and schedules, without charge at the public reference room,

•	obtain a copy from the SEC upon payment of the fees prescribed by the SEC, or

•	obtain a copy from the SEC web site.

INCORPORATION OF DOCUMENTS BY REFERENCE

     The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. The documents we are incorporating by reference as of their respective dates of filing are:

•	The Current Report on Form 8-K filed on June 27, 2003;

•	The Current Report on Form 8-K for the June 9, 2003 event, filed on June 16, 2003;

•	Our Annual Report on Form 10-K for the year ended December 31, 2002, filed on March 31, 2003;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, filed on May 13, 2003;

•	The description of the common stock contained in our Registration Statement on Form S-1 filed with the SEC on October 16, 1997 including any amendments or reports filed for the purpose of updating such description, as updated by the description of the rights which are currently transferable with the common stock as described in our Registration Statement on Form 8-A, filed on January 15, 2002; and

•	All of the filings pursuant to the Securities Exchange Act of 1934 after the date of filing of the original registration statement and prior to the effectiveness of the registration statement.

     You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting:

Online Resources Corporation
7600 Colshire Drive
McLean, Virginia 22102
Attention: Investor Relations

The Investor Relations Department can be reached via telephone at (703) 394-5248 or via email at bhalloran@orcc.com.

     To the extent that any statements contained in a document incorporated by reference are modified or superceded by any statements contained in this prospectus, such statements shall not be deemed incorporated in this prospectus except as so modified or superceded.

     All documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the termination of this offering are incorporated by reference and become a part of this prospectus from the date such documents are filed. Any statement contained in this prospectus or in a document incorporated by reference is modified or superceded for purposes of this prospectus to the extent that a statement contained in any subsequent filed document modifies or supercedes such statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     The following table sets forth the Company’s estimates (other than the SEC and Nasdaq registration fees) of the expenses in connection with the issuance and distribution of the shares of common stock being registered. None of the following expenses are being paid by the selling stockholders.

Item	Amount

SEC registration fee	$550
Legal fees and expenses	30,000
Accounting fees and expenses	6,000
Printing Fees	5,000
Miscellaneous fees and expenses	2,000
Total	$43,550

Item 15.  Indemnification of Directors and Officers.

     In accordance with General Corporation Law of the State of Delaware (being Chapter 1 of Title 8 of the Delaware Code), Articles TENTH and ELEVENTH of the Registrant’s Certificate of Incorporation provide as follows:

     TENTH:

A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter and “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as II-1 to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

ELEVENTH: A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability: (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

Item 16.  Exhibits

     (a)  Exhibits.

Exhibit
Number	Description of Document

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. regarding legality of the shares of common stock being registered.
10.1*	Form of Stock Purchase Agreement, between the Company and purchasers of common stock.
10.2*	First Amendment, dated June 9, 2003, to the Rights Agreement, dated as of January 11, 2002, between the Company and American Stock Transfer and Trust Company.
23.1	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1 to this Registration Statement on Form S-3 and incorporated herein by reference).
23.2	Consent of Ernst & Young LLP.
24.1	Power of Attorney (included on signature page).

*	Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, the Company’s Current Report on Form 8-K for the June 9, 2003 event as filed on June 16, 2003 (File No. 000-26123).

Item 17.  Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McLean and State of Virginia on the 27th day of June 2003.

ONLINE RESOURCES CORPORATION

By: /s/ Matthew P. Lawlor Matthew P. Lawlor Chairman and Chief Executive Officer

POWER OF ATTORNEY

     The registrant and each person whose signature appears below constitutes and appoints Matthew P. Lawlor and Catherine A. Graham and each of them singly, his, her or its true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him, her or it and in his, her or its name, place and stead, in any and all capacities, to sign and file (i) any and all amendments (including post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith, and (ii) a registration statement, and any and all amendments thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he, she, or it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Matthew P. Lawlor Matthew P. Lawlor	Chairman and Chief Executive Officer (Principal Executive Officer)	June 27, 2003

/s/ Catherine A. Graham Catherine A. Graham	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 27, 2003

/s/ Michael R. Homon Michael R. Homon	Controller (Controller and Principal Accounting Officer)	June 27, 2003

/s/ Joseph J. Spalluto Joseph J. Spalluto	Director	June 27, 2003

/s/ David A. O’Connor David A. O’Connor	Director	June 27, 2003

/s/ Ervin R. Shames Ervin R. Shames	Director	June 27, 2003

Signature	Title	Date

/s/ George M. Middlemas George M. Middlemas	Director	June 27, 2003

/s/ Barry D. Wessler Barry D. Wessler	Director	June 27, 2003

/s/ Michael H. Heath Michael H. Heath	Director	June 27, 2003

EXHIBIT INDEX

Exhibit
Number	Description of Document

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. regarding legality of the shares of common stock being registered.
10.1*	Form of Stock Purchase Agreement, dated June 9, 2003.
23.1	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1 to this Registration Statement on Form S-3 and incorporated herein by reference).
23.2	Consent of Ernst & Young LLP.
24.1	Power of Attorney (included on signature page).

*Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, the Company’s current Report on Form 8-K for the June 9, 2003 event as filed on June 16, 2003 (File No. 000-26123).

TRA 1800350v3